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                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         This Amended and Restated Employment Agreement ("Agreement") is dated as of December 22, 1997 but effective for all purposes as of October 31, 1997, by Richard P. Anthony ("Executive") and Advanced Communications Group, Inc., a Delaware corporation ("Company") (collectively referred to as the "Parties"). The Company and Executive agree as follows:

1.       Employment.

In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Executive and the Company, the Company employs Executive, and Executive accepts employment subject to the terms and conditions of this Agreement. Unless the contract otherwise requires, references to the Company in the last sentence of Section 4 and in Sections 5 and 7 of this Agreement include its subsidiaries and other affiliates.

2.       Term.

This Agreement shall commence and become effective on the date hereof and end on December 31, 2003. Such term of employment may be renewed for successive periods of one year thereafter upon the mutual agreement of the Parties.

3.       Compensation and Other Benefits.

         3.1 As compensation for his services to the Company under this Agreement, the Company shall pay to Executive during the term of this Agreement a base salary ("Base Salary") of (i) prior to the initial public offering of the common stock, $.0001 par value, of the Company, (the "Offering"), not less than $200,000 per annum and (ii) after the Offering, not less than $250,000 per annum, payable in equal semi-monthly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for any employee benefit plans.

         3.2 On December 1, 1997, Executive shall receive a cash bonus of $50,000. In addition, for 1998 and for each calendar year thereafter during the term of this Agreement, Executive shall be eligible to receive a cash bonus of up to 50% of his Base Salary ("Bonus"). No later than March 31 in each year

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                  during the term of this Agreement, the Compensation Committee of the Board of Directors of the Company ("Compensation Committee") shall establish and communicate to Executive the performance standard that the Company must achieve for the current calendar year in order for Executive to receive his entire Bonus for that year ("Target Performance Standard"). Prior to March 31 of the following year, the Compensation Committee (i) shall determine the extent to which the Company achieved the Target Performance Standard for the preceding calendar year ("Achieved Performance Standard") and (ii) shall cause the Company to pay to Executive the amount, if a positive number, determined by multiplying half of Executive's Base Salary for the preceding year by a fraction, the numerator of which is the Actual Performance Standard for that year and the denominator of which is the Target Performance Standard for that year, provided that in no event shall such fraction be greater than one ("Payment Fraction").

         3.3 Executive will be entitled to three weeks of paid vacation annually during the term of this Agreement.

         3.4 Upon execution of this Agreement, Executive will be awarded five hundred thousand (500,000) non-qualified stock options ("Signing Bonus Options") to acquire common stock, $.0001 par value, of the Company ("Common Stock"). One hundred fifty thousand (150,000) of these options (the "Three Month Options") shall vest ninety (90) days after the date of grant and shall be exercisable at a price of $2.50 per share. The remaining three hundred fifty thousand options (the "Remaining Options") shall vest in 331/3% increments, commencing on the first anniversary of date of grant, and shall be exercisable at a price per share equal to the price to the public of the Common Stock in the Company's initial underwritten public offering of its Common Stock (the "Offering"). Accordingly, subject to Section 3.6, the Three Month Options shall become fully vested ninety (90) days after the date of grant and the Remaining Options shall become fully vested three years after the date of grant. The Signing Bonus Options shall have a term of ten years.

         3.5 Prior to March 31 of each year during the term of this Agreement, commencing in 1999, the Compensation Committee may award Executive additional non-qualified stock options to acquire Common Stock (the "Performance Options") in an amount equal to the result obtained by multiplying 75,000 options by the Payment Fraction for the preceding calendar year. Such Performance Options shall be exercisable at the market price of the Common Stock on the date of grant, as determined by the

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                  Compensation Committee. The Performance Options shall have a term of ten years and shall become exercisable in 331/3% increments on each anniversary date of the grant thereof. Accordingly, subject to Section 3.6, the Performance Options shall become fully vested three years after the date of grant.

         3.6 Notwithstanding the provisions of Section 3.4 or 3.5, the vesting of all Signing Bonus Options and Performance Options (collectively, the "Options") will be accelerated in the event of the termination of Executive's employment hereunder pursuant to Sections 6.1(b),(d) or (f); and in the event of any other termination, no Options shall vest after the date of termination. The Signing Bonus Options and Performance Options shall be granted pursuant to the Company's 1997 Stock Awards Plan ("Stock Awards Plan"), a copy of which has heretofore been delivered to Executive.

         3.7 Executive shall receive such other benefits commensurate with his level of employment as are available under the executive employee benefits plans of the Company. For example, the Executive shall be entitled to participate in the Company's 401K plan which the Company intends to establish.

         3.8 The Company will cause the Executive to be appointed to the board of directors of the Company (with a term expiring in 2000) concurrently with or prior to the consummation of the Offering.

         3.9 To ensure the Executive's accessibility, the Company shall furnish him during the term of his Employment with a cellular telephone that is to be utilized primarily for Company business. The Company shall pay the fixed charges associated with the telephone as well as all charges directly associated with its use in connection with Company business.

4.       Duties and Extent of Service.

Executive shall hold the offices of Chairman and Chief Executive Officer of the Company. Executive agrees to perform the duties incidental to his positions, as determined from time to time by the Board of Directors of the Company. Executive shall devote such time, attention, and energy to the business of the Company as are required to perform his duties and responsibilities. Executive shall not after the date hereof and during the remaining term of this Agreement be engaged, directly or indirectly, in any other business activity if pursued for gain, profit, or other pecuniary advantage without the prior written consent of the Board of Directors of the Company. In any event after the date hereof, Executive shall not take any action inconsistent with Executive's relationship and responsibilities as an employee of the

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Company, or take any action which is intended, or may be reasonably expected, to harm the reputation, business, prospects, or operations of the Company.

5.       Protection of Confidential Information and Executive Non-Competition.

         5.1 Executive recognizes and acknowledges that he will have access to certain confidential information and trade secrets of the Company ("Confidential Information"). Such Confidential Information includes, but is not limited to: customer names; contracts; products purchased by customers; production capabilities and processes; customer account and credit data; referral sources; computer programs and software; names and information relating to potential acquisition candidates; financing sources and other business relationships; information relating to confidential or secret designs, processes, formulae, plans, devices, or materials of the Company's business and marketing plans, confidential information and trade secrets relating to the distribution and marketing of the Company's products and services; patents pending; confidential characteristics of the Company's products and services; customer comments; troubleshooting requirements; product and service development; market development; manuals written by the Company; management, accounting, and reporting systems, procedures, and programs; off net contracts, leases, marketing agreements, sales employee compensation information, plans, and programs; marketing and financial analysis, plans, research, programs, and related information and data; forms, agreements, and legal documents; regulatory and supervisory reports; correspondence; statements; corporate books and records; and other similar information.

         5.2 Executive acknowledges and agrees that the Confidential Information constitutes valuable, special, and unique property of the Company.

         5.3 Executive will not, at any time during the term of this Agreement or his employment with the Company, and for a period of three years after the termination of this Agreement or such employment, disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose.

         5.4 The foregoing restrictions shall not apply to: (a) any information in Executive's possession before its disclosure to Executive by the Company; (b) information that is or shall lawfully be published or become part of the general knowledge through no act or omission of Executive; or (c) any information which Executive is authorized to disclose in the performance of his duties. The Confidential Information disclosed to Executive under this Agreement is not within the foregoing exceptions merely because such

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                  information is embraced by more general information in the public domain or in Executive's possession, or merely because portions thereof are in the public domain or in Executive's possession.

         5.5 To protect the confidentiality of the Confidential Information, Executive further agrees that while employed by the Company and for a period of one year (in the case of a termination pursuant to Section 6.1(a), (b), (d), (e) or (f)) or three years (in the case of termination pursuant to Section 6.1(c)) immediately after the termination of this Agreement or his employment with the Company, he will not, for himself, or on behalf of any other person, firm, partnership, company, or corporation (i) generally compete in any manner whatsoever with the Company or solicit, accept, divert, or take away from the Company the business of any person, company, or business; (ii) directly or indirectly induce or attempt to influence any employee, officer, director, consultant, agent, vendor or other entity related to the Company to terminate his or her employment or association in any manner whatsoever with the Company; or
                  (iii) engage in any commercial or technical activity involving the development, formulation, manufacture, production, distribution, marketing or sale of any product or service that the Company designs, produces, manufactures, distributes, markets or sells during the term of this Agreement or Executive's employment with the Company. The prescribed territory in which Executive shall not compete with the Company as contemplated by this Section 5.5 shall consist of all of those areas of the United States in which the Company is doing business at the time of Executive's termination of employment.

         5.6 Executive understands and acknowledges that, due to the unique nature of the products and services provided by the Company and the need for senior officers to have a high degree of technical knowledge concerning these products and services, employment by the Company, including the special training, knowledge, and confidential information that will be acquired in the course of such employment, will give Executive distinct and substantial advantages for potential sales activities concerning such products and services. Executive further understands and acknowledges that: because of the definition of products and services covered by this Agreement, the highly specialized nature of those products and services, the limited size and number of business entities in the business of developing and/or selling those products and services, and the much more numerous opportunities for Executive to work in his trade with respect to products and services not covered by this Agreement, the limitations as to time and geographic area contained in
                  Section 5.5 are reasonable and are not unduly onerous on Executive. Executive therefore agrees that the limitations as to time,

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                  geographic area, and scope of activity contained in Section
                  5.5 do not impose a greater restraint than is necessary to protect the Confidential Information, goodwill, and other business interests of the Company. Executive also agrees that in light of the facts acknowledged in this Section 5.6, the substantial investment of the Company in developing its business and providing special training to Executive, and the certain and substantial harm that the Company would suffer if Executive were to engage in any of the activities described in Section 5.5, the Company's need for the protection afforded by Section 5.5 is greater than any hardship Executive might experience by complying with its terms. Executive also agrees that, if any provision or covenant set forth in Section 5.5 is found to be invalid in part or whole, the Company may elect, but shall not be required, to have such provision reformed, whether as to time, geographic area, scope of activity, or otherwise, as and to the extent required for its validity under applicable law, and, as so reformed, such provisions shall be enforceable.

         5.7 Executive acknowledges that a violation or attempted violation on his part of any provision in this Section 5 may cause irreparable damage to the Company. Accordingly, in the event of a breach or threatened breach by Executive of the provisions of this Section 5, Executive agrees that the Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Executive or his agents, without showing any evidence of actual monetary loss resulting from such breach, including, but not limited to, restraining Executive from using or disclosing, in whole or in part, such Confidential Information or trade secrets; rendering any services to any person, firm, corporation, or other entity to whom any of such information may have been disclosed or is threatened to be disclosed; and/or violating the non-competition and non-solicitation provisions of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages and attorneys' fees from Executive.

6.       Termination of Employment.

         6.1 Executive's employment under this Agreement shall terminate on the occurrence of any of the following events:

                  (a) End of Term. If the term of employment under the Agreement or any renewal of this Agreement ends.

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                  (b)      Death or Disability of Executive. If Executive dies
                           or becomes disabled such that he no longer is reasonably able to perform his duties as contemplated by this Agreement, the Company shall pay to Executive, or to the estate of Executive if he dies, (i) that part of his Base Salary which would otherwise be payable to Executive through the end of the month in which his death or disability occurs, after giving effect to accrued sick leave benefits and accrued vacation time, if any, and (ii) any earned but unpaid Bonus or other compensation for the prior year due to Executive. Upon such payments, as well as applicable insurance benefits, if any, all obligations of the Company to the Executive or his estate shall be fully satisfied, and this Agreement shall terminate. If Executive's employment is terminated by his death, then the Options theretofore granted to him prior to his death shall immediately vest and be exercisable within ninety (90) days therefrom by the executor or administrator of Executive's estate or by the person or persons to whom Executive's option rights shall pass by will or the laws of descent and distribution; provided, however, that in no event may any option be exercised after the date of its expiration under the terms of the relevant option agreement.

                  (c) Resignation of Executive. If Executive resigns prior to the end of the term of this Agreement, this Agreement shall terminate immediately, and the Company shall pay to Executive that part of his Base Salary which would otherwise be payable to Executive through the effective date of his resignation. Upon such payment, all obligations in any manner whatsoever of the Company to Executive shall be fully satisfied.

                  (d) Change in Ownership, Management, or Executive's Responsibilities. If there is a change in the ownership or management of the Company after the date hereof, and either of these changes significantly alters Executive's job responsibilities or compensation, Executive may resign from his positions within 60 days of such a change. If Executive resigns pursuant to this
                           Section 6.1(d), the Company (i) will continue to pay Executive his Base Salary for a period of two years after the initial date of any such change and (ii) will pay to Executive any earned but unpaid Bonus or other compensation for the prior year due to Executive. Executive will not be entitled to receive any Bonus for the current or any future year or additional awards of Options if he resigns as provided in this Section 6.1(d). For the period after Executive's resignation during which Executive will

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                           receive his Base Salary, Executive will not have any
                           authority to act on behalf of the Company.

                  (e) Termination by the Company "With Cause." If Executive (i) violates any material provision of this Agreement; (ii) fails to perform the services required of him pursuant to this Agreement; (iii) commits acts of fraud or dishonesty against the Company; and/or (iv) is convicted of a crime that is classified as a felony, the Company may terminate the employment of Executive with cause. If Executive is terminated "with cause," Executive shall not be entitled to receive any further salary or benefits under this Agreement other than payment for that part of Executive's compensation that would otherwise be payable to Executive through the last date of his employment with the Company. Upon such payment, all obligations of the Company to Executive shall be fully satisfied, and this Agreement will terminate. Executive shall not be entitled to receive any Bonus, award of additional Options or accrued vacation pay if his termination is "with cause."

                  (f) Termination by the Company Without Cause. In the event the Company terminates Executive's employment for any reason other than as described in Sections 6.1(d) or (e), Executive shall be entitled (i) to continue to receive his Base Salary for a period of one year after such termination and (ii) to receive any earned but unpaid Bonus or other compensation for the prior year due to Executive. Executive shall not be entitled to receive any Bonus or award of additional Options in respect of the one-year period in which he receives salary continuation.

         6.2 Termination of this Agreement shall not relieve Executive of any continuing obligations expressly provided in this Agreement, including, without limitation, those set forth in
                  Section 5. Except as expressly provided herein with respect to the acceleration of the vesting of Options under certain limited circumstances, the exercise of all Options in the event of a termination of employment will be governed by the terms of the Stock Awards Plan and the related stock option agreements entered into with Executive. All vested Options must be exercised within 90 days after the termination of Executive's employment.

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7.       Return of Company Property.

         7.1 All data, drawings, documents, contracts, computerized data, information printouts, and tapes, tape recordings, documents, data, accounting records, personnel files, computer terminals, equipment, and other records and written material prepared or compiled by Executive or furnished to Executive while in the employ of the Company shall be the sole and exclusive property of the Company, and none of such data, drawings or other records and written material, or copies thereof, shall be retained by Executive upon termination of his employment. This Company property shall not be removed from the Company premises without the Company's prior written consent.

         7.2 Upon termination of this Agreement or whenever requested by the Company, Executive immediately shall deliver to the Company all of the Company property or any of the Company's documents in Executive's possession or under Executive's control, including, but not limited to, all documents or data, Confidential Information, accounting records, computer terminals, data, discs, printouts and tapes, accounting machines, and all office furniture and fixtures, supplies, equipment, and other personal property placed in the office by the Company. No copies of any such data shall be retained by Executive.

8.       Notices.

Any notice required or permitted to be given under this Agreement shall be in writing and addressed to Executive at 16535 Baxter Forest Ridge, Chesterfield, Missouri 63005, and to the Company, c/o Rod K. Cutsinger, 3355 West Alabama, Suite 580, Houston, Texas 77098 (Telecopy No.: 713-599-0222), or to such other address as either party shall designate by written notice to the other. Notices may be sent by messenger, by telecopy or by registered or certified mail, postage prepaid, addressed to the party or parties to be notified, with return receipt requested. Notices sent by messenger or telecopy shall be deemed received upon their actual receipt of the party to whom they are directed. Notices sent by registered or certified mail shall be deemed received on the third day following their deposit with the United States Postal Service.

9.       Arbitration.

Except for actions by the Company seeking to enforce the provisions of Sections 5 and 7 of this Agreement, any dispute, controversy, or claim brought by the Company or Executive

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concerning the subject matter contained in this Agreement, including, but not limited to, Executive's employment, termination from, and/or affiliation with the Company, shall be settled exclusively by binding arbitration in Houston, Texas in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Any other dispute, controversy, or claim brought by the Executive against the Company or any of its officers, directors, shareholders, or employees, or by the Company against Executive (except for actions by the Company seeking to enforce the provisions of Sections 5 and 7 of this Agreement), shall likewise be settled exclusively by binding arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. Any and all charges that may be made for the cost of the arbitration and the fees and expenses of the arbitrator shall be borne equally by the parties; attorneys' fees and witness expenses shall be borne by the party incurring them.

10.      Miscellaneous.

         10.1 The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement shall be binding upon the Executive and his agents, heirs, executors, administrators and legal representatives. The rights and obligations of Executive hereunder shall not be assignable by Executive.

         10.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         10.3 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

         10.4 This Agreement contains the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, and there are no other warranties, representations, covenants or agreements among the Company, the Executive and Rod K. Cutsinger in connection with the subject matter hereof.

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         10.5     The waiver by the Company of a breach of any provision of
                  this Agreement by Executive shall not operate or be construed as a waiver by the Company of any subsequent breach by Executive.

         10.6 If a court of competent jurisdiction shall adjudge to be invalid any clause, sentence, subparagraph, paragraph or section of this Agreement, such judgment or decree shall not affect, impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, subparagraph, paragraph, or section so adjudged to be invalid.

         The parties have executed this Agreement to be effective as of the day and year first above written.

          "COMPANY"                                      "EXECUTIVE"

ADVANCED COMMUNICATIONS
GROUP, INC.


----------------------------------           ----------------------------------
By:   Rod K. Cutsinger                       Richard P. Anthony
Its:  Chairman and
      Chief Executive Officer

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